Exhibit 15.3

Our ref            VSL/742996-000001/16190304v1

LAIX Inc.

3/F, Building B, No. 1687 Changyang Road

Yangpu District, Shanghai 200090

People’s Republic of China

16 April 2020

Dear Sirs and/or Madams,

LAIX Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to LAIX Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2019 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 5. Operating and Financial Review and Prospects –Taxation – Cayman Islands” and Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report and further consent to the incorporation by reference of the summary of our opinion under those headings into the Company’s registration statement on Form S-8 (File No. 333-229935) that was filed on 28 February 2019.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/    Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP